Exhibit 10.1
NOTICE OF GRANT OF RESTRICTED STOCK UNITS

    Congratulations! You have been granted an Award of Restricted Stock Units (the “Units”) by onsemi under the Amended and Restated Stock Incentive Plan (as amended and supplemented, the “Plan”) as follows:

GRANTEE NAME:
EMPLOYEE ID:

NUMBER OF UNITS GRANTED
UPON VESTING:

Each Unit is equivalent to one share of common stock of ON Semiconductor Corporation (the “Company”) for purposes of determining the number of shares granted under the Plan. The Units are further subject to forfeiture prior to vesting. None of the Units will vest (nor will you have any rights as a stockholder with respect to the underlying shares) until each of the vesting dates described below and in the restricted stock unit award agreement attached as Exhibit A (the “Grant Agreement”). The number of unvested Units and underlying shares is subject to adjustment under Section 5.3 of the Plan and Section 6 of the Grant Agreement. Unless otherwise defined in this Notice of Grant of Restricted Stock Units (this “Notice”), capitalized terms that are defined in the Plan or in the Grant Agreement have the meanings ascribed to them in the Plan or the Grant Agreement. Additional terms of the Award are as follows:

GRANT NUMBER:

GRANT DATE:                        _________ _

VESTING DATES:                         Units will vest on

                                 Units will vest on

                                 Units will vest on

You acknowledge and agree that this Notice (including the vesting schedule above) does not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any other period or at all.

You will not receive any shares of common stock upon vesting unless and until the criteria set forth in the Grant Agreement, including in respect of tax matters, are satisfied. Please confirm your acceptance of this Award by signing below or, in the case of a Grant Agreement provided to you in electronic format, by following the instructions below:

1.Log in to your E*TRADE stock plan account
2.From the “Accounts” menu, click on “Stock Plan (ON)”
3.Click on “Action Items” (located on the right side of the screen)
4.Click on “Requires Acceptance”
5.Accept this Award by clicking the “ACCEPT” button

By your acceptance of this Award:

•you acknowledge receiving and reviewing this Notice, the Grant Agreement, the Plan and related documentation;
•you agree that the Units are granted under and governed by the terms and conditions of, and you agree to be bound by the terms of, this Notice and the Grant Agreement;
•you agree to accept as binding, conclusive and final all decisions or interpretations of the Plan administrator or any delegatee thereof; and
•you consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Grant Agreement for the purposes of implementing, administering and managing your participation in the Plan.

This Notice shall be interpreted and administered under the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof) and upon acceptance shall be deemed to have been executed and delivered as of the grant date shown above.

GRANTEE

Name:

ON SEMICONDUCTOR CORPORATION

By:
Name:
Title:

EXHIBIT A
RESTRICTED STOCK UNIT AWARD AGREEMENT

1.Grant of Units.
1.1.ON Semiconductor Corporation, a Delaware corporation (the “Company”), hereby grants to the grantee (the “Grantee”) set forth in the Notice of Grant of Restricted Stock Units (the “Notice”) an award of restricted stock units (the “Units”), as set forth in the Notice and subject to the terms and conditions in this Restricted Stock Unit Award Agreement (this “Grant Agreement”), the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan, as amended from time to time (the “Plan”), and, if applicable, the Appendix described in Section 22. All capitalized terms used in this Grant Agreement shall have the meaning set forth in the Plan unless a contrary meaning is set forth in the Grantee’s offer letter, employment agreement or comparable agreement, as amended from time to time (the “Employment Agreement”).
1.2.Each Unit represents the right to receive one share of common stock of the Company (“Stock”), as adjusted in accordance with Section 6 hereof, on the applicable Vesting Date (as defined below) if and to the extent that the vesting conditions established by or pursuant to the Notice, this Grant Agreement and the Plan have been satisfied. Unless and until the Units vest, the Grantee will have no right to receive any shares of Stock (or any other payment or right) in connection with such Units. Prior to the actual distribution of shares of Stock in settlement of any vested Units, if applicable, such Units represent unsecured obligations of the Company, payable (if at all) only from the general assets of the Company.
2.Company Obligations. Subject to this Section 2 and Section 3 below, the vesting of Units on each scheduled vesting date set forth in the Notice (each, a “Vesting Date”) shall be subject to the Grantee’s continuous service as an employee, consultant or other applicable service provider from the grant date (as set forth in Notice) (the “Grant Date”) to such Vesting Date (the “Service Condition”). Employment or service for only a portion of the vesting period described in the prior sentence, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights or benefits upon or following a termination of employment or services as stated in Section 3 below or in the Plan.
3.    Termination of Employment or Services. Subject to the provisions of any Employment Agreement between the Grantee and the Company (or one of its affiliates), if the Grantee terminates employment with the Company for any reason (including upon a termination for Cause), or otherwise ceases to perform services for the Company, any unvested Units will be canceled and forfeited as of the date of the Grantee’s termination of employment or service. In other words, subject to the terms of any Employment Agreement between the Grantee and the Company (or one of its affiliates), the Grantee must be employed by, or performing services for, the Company on the applicable Vesting Date to receive any payment for the Units that are scheduled to vest on such applicable Vesting Date.
4.    Time and Form of Payment. Subject to the provisions of this Grant Agreement and the Plan, as Units vest on the applicable Vesting Dates, as the case may be, the Company will deliver to the Grantee the same number of whole shares of Stock, rounded up or down. Subject to Section 20 below, the Company shall deliver the vested shares of Stock (if any) within 15 days of the applicable Vesting Date.
5.    Nontransferability. The Units granted by this Grant Agreement shall not be transferable by the Grantee or any other person claiming through the Grantee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or as otherwise provided under Article 12 of the Plan.
6.    Adjustments. In the event of a stock dividend or in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation or other similar corporate change, the Award shall be subject to adjustment, as set forth in Section 5.3 of the Plan.
7.    Delivery of Shares. No shares of Stock shall be delivered under this Grant Agreement until: (i) the Units vest pursuant to the schedule set forth in Section 2 or pursuant to Section 3 above, as the case may be; (ii) approval of any governmental authority required in connection with this Grant Agreement, or the issuance of shares of Stock thereunder, has been received by the Company; (iii) if required by the Human Capital and Compensation Committee of the Board of Directors of the Company (the “Committee”), the Grantee has delivered to the Company documentation (in form and content acceptable to the Company in its sole and absolute discretion) to assist the Company in concluding that the issuance to the Grantee of any shares of Stock under this Grant Agreement would not violate the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable federal, state or local securities or other laws or regulations; (iv) the Grantee has complied with Section 13 below, in order for the proper provision for required tax withholdings to be made; and (v) the Grantee has executed and returned this Grant Agreement to the Company (which, in the case of a Grant Agreement provided to the Grantee in electronic format, requires that the Grantee click the “ACCEPT” button). This Grant Agreement must be executed by the Grantee within 150 days following the Grant Date, unless otherwise determined by the Committee.
8.    Securities Act. The Company shall not be required to deliver any shares of Stock pursuant to the vesting of Units if, in the opinion of counsel for the Company, such issuance would violate the Securities Act or any other applicable federal, state or local securities laws or regulations.
9.    Voting and Other Stockholder Related Rights. The Grantee will have no voting rights or any other rights as a stockholder of the Company (e.g., no rights to cash dividends) with respect to unvested Units until the Units become vested and the Company issues shares of Stock to the Grantee.
10.    Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Grant Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Grantee by the Company or an Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the current address on file with the Company or at such other address as such party may designate in writing from time to time to the other party.
10.1    Description of Electronic Delivery. The Plan documents – which may include but do not necessarily include the Plan, a grant notice, this Grant Agreement, any prospectus delivered pursuant to the Plan or applicable law and any reports of the Company provided generally to the Company’s stockholders – may be delivered to the Grantee electronically. In addition, the Grantee may deliver electronically any grant notice and this Grant Agreement to the Company or to such third party involved in administering the Plan as the

Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
10.2    Consent to Electronic Delivery. The Grantee acknowledges that the Grantee has read Section 10.1 above, and consents to the electronic delivery of the Plan documents and any grant notice, as described in Section 10.1. The Grantee acknowledges that the Grantee may receive from the Company a paper copy of any documents delivered electronically at no cost to the Grantee by contacting the Company by telephone or in writing.
11.    Administration. This Grant Agreement is subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms and provisions of the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect to the Plan and this Grant Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Grant Agreement and the Plan, the provisions of the Plan shall control.
12.    Continuation of Employment or Services. This Grant Agreement shall not be construed to confer upon the Grantee any right to continue employment with, or to provide services to, the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate the Grantee’s employment or services at any time.
13.    Responsibility for Taxes and Withholdings. The Grantee acknowledges that, regardless of any action the Company or the Grantee’s actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (the “Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including the grant of the Units, the vesting of Units, the conversion of the Units into shares of Stock or the receipt of an equivalent cash payment, the subsequent sale of any shares of Stock acquired at vesting and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax-withholding event, as applicable, the Grantee shall pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all Tax-Related Items. In this regard, pursuant to Article 16 of the Plan, if permissible under local law and subject to any restrictions provided by the Committee prior to the vesting of the shares of Stock, the Grantee authorizes the Company or the Employer, or their respective agents, to withhold all applicable Tax-Related Items in shares of Stock to be issued upon vesting/settlement of the Units. Alternatively, or in addition, subject to any restrictions provided by the Committee prior to the vesting of the shares of Stock, the Grantee authorizes the Company and/or the Employer, or their respective agents, to satisfy the obligations with regard to all Tax-

Related Items by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer; (ii) withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); (iii) personal check or other cash equivalent acceptable to the Company; or (iv) any other means as determined appropriate by the Company or the Committee.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or such greater amounts not to exceed the maximum statutory rate necessary, in the applicable jurisdiction, to satisfy federal, state and local withholding tax requirements (but only if withholding at a rate greater than the minimum statutory rate will not result in adverse financial or accounting consequences for the Company). In the event that the Company withholds an amount for Tax-Related Items that exceeds the maximum withholding amount under applicable law, the Grantee shall receive a refund of such over-withheld amount in cash and shall have no entitlement to an equivalent amount in Stock. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Stock as described herein, for tax purposes, the Grantee shall be deemed to have been issued the full number of shares of Stock subject to the Award, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of the Grantee’s participation in the Plan.
Finally, the Grantee shall pay to the Company or to the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares of Stock or the proceeds of the sale of shares of Stock if the Grantee fails to comply with his or her obligation in connection with the Tax-Related Items.
14.    Amendments. Unless otherwise provided in the Plan or this Grant Agreement, this Grant Agreement may be amended only by a written agreement executed by the Company and the Grantee.
15.    Integrated Agreement. Any grant notice, this Grant Agreement and the Plan shall constitute the entire understanding and agreement of the Grantee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations or warranties between the Grantee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of any grant notice and this Grant Agreement shall survive any settlement of the Award and shall remain in full force and effect.
16.    Severability. If one or more of the provisions of this Grant Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Grant Agreement to be construed so as to foster the intent of this Grant Agreement and the Plan.
17.    Counterparts. Any grant notice and this Grant Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.    Governing Law and Venue. This Grant Agreement shall be interpreted and administered under the laws of the State of Delaware. For purposes of litigating any dispute that arises under this grant or this Grant Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Arizona, and agree that such litigation shall be conducted in the courts of Maricopa County, Arizona, or the federal courts for the United States for the District of Arizona, where this grant is made and/or to be performed.
19.    Other. The Grantee represents that the Grantee has read and is familiar with the provisions of the Plan and this Grant Agreement, and hereby accepts the Award subject to all of their terms and conditions. This Agreement shall be deemed to have been accepted and signed by the Grantee and the Company as of the Grant Date upon the Grantee’s online acceptance or deemed acceptance as set forth in the Notice or otherwise agreed in writing by the Grantee.
20.    Section 409A Compliance. Section 409A of the Code imposes an additional 20% tax, plus interest, on payments from “non-qualified deferred compensation plans.” Certain payments under this Grant Agreement could be considered to be payments under a “non-qualified deferred compensation plan.” The additional 20% tax and interest do not apply if the payment qualifies for an exception to the requirements of Section 409A or complies with the requirements of Section 409A. The Company believes, but does not and cannot warrant or guaranty, that the payments due pursuant to this Grant Agreement comply with, or are exempt from, the requirements of Section 409A. Notwithstanding anything to the contrary in this Grant Agreement, if the Company determines that neither the short-term deferral exception nor any other exception to Section 409A applies to the payments due pursuant to this Grant Agreement, to the extent any payments are due on the Grantee’s termination of employment, the term “termination of employment” shall mean “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, a Change in Control shall not be deemed to have occurred unless and until a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i) has occurred. In addition, if the Grantee is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and any payments due pursuant to this Grant Agreement are payable on the Grantee’s “separation from service,” then such payments shall be paid on the first business day following the expiration of the six-month period following the Grantee’s “separation from service.” This Grant Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Grant Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an applicable exception. The Grantee remains solely responsible for any adverse tax consequences imposed upon the Grantee by Section 409A.
21.    Confidentiality; Reaffirmation of Restrictive Covenants; Violation.
21.1    Confidentiality of Agreement. The Grantee acknowledges and agrees that the terms of this Grant Agreement are considered proprietary information of the Company. The Grantee hereby agrees that Grantee shall maintain the confidentiality of these matters to the fullest extent permitted by law and shall not disclose them to any third party.
21.2    Exceptions. There are limited exceptions to the above confidentiality requirement if the Grantee is providing information to government agencies, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration (or its state equivalent) and the Securities and Exchange Commission. This Grant Agreement does not limit the Grantee’s ability to communicate with any government agencies regarding matters within their jurisdiction or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice, to the government agencies. Nothing in this Grant Agreement shall prevent the Grantee from disclosing confidential information or trade secrets that: (i) is made: (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that the Grantee files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, the Grantee may disclose confidential information or trade secrets related to the suspected violation of law or alleged retaliation to the Grantee’s attorney and use the confidential information or trade secrets in the court proceeding if the Grantee or the Grantee’s attorney: (x) files any document containing confidential information or trade secrets under seal; and (y) does not disclose the confidential information or trade secrets, except pursuant to court order. The Company provides this notice in compliance with, among others, the Defend Trade Secrets Act of 2016.
21.3    Reaffirmation of Restrictive Covenants. By accepting this Award, the Grantee reaffirms his or her obligation to comply with the confidentiality, non-competition, non-solicitation, non-disclosure, confidential information and similar restrictive covenant provisions set forth in the Employment Agreement or any other agreement to which the Grantee and the Company or any Affiliate are parties.
21.4    Violation. If the Grantee violates the confidentiality provisions of this Section 21, or the restrictive covenant provisions contained in the Employment Agreement or any other agreement to which the Grantee and the Company or any Affiliate are parties (e.g., non-competition provisions, non-solicitation provisions, non-disclosure provisions, confidential information provisions, etc.), the Company, without waiving any other remedy available, may revoke this Award without further obligation or liability, and the Grantee may be subject to disciplinary action, up to and including the Company’s termination of the Grantee’s employment.
22.    Appendix. Notwithstanding any provisions in this Grant Agreement, the grant of the Units shall be subject to any special terms and conditions set forth in any appendix (or any appendices) to this Grant Agreement for the Grantee’s country (the “Appendix”). Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Grant Agreement.
23.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Further, the Award and profits under this Grant Agreement are subject to the Company’s compensation recovery policy or policies (and related Company practices) as such may be in effect from time to time, whether or not such policies were adopted in response to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and similar or related laws, rules and regulations. In addition to the Company’s compensation recovery policy or policies, and notwithstanding anything in the Plan or any Employment Agreement to the contrary, the Company may require the Grantee to forfeit all or a portion of any unvested Units and any shares of Stock delivered pursuant to this Grant Agreement if: (i) the

Grantee’s employment is terminated for Cause; or (ii) the Committee, in its sole and absolute discretion, determines that the Grantee engaged in serious misconduct that results or might reasonably be expected to result in financial or reputational harm to the Company. The Grantee agrees to fully cooperate with the Company in assuring compliance with the provisions of this Section 23 and such compensation recovery policies and the provisions of applicable law, including, but not limited to, promptly returning any compensation subject to recovery by the Company pursuant to the provisions of this Section 23, such policies and applicable law.
24.    Data Privacy.     The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee's personal data as described in this Grant Agreement by and among, as applicable, the Employer and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee's participation in the Plan. The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee's name, home address and telephone number, date of birth, social insurance number, passport number, or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Units or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

The Grantee understands that Data may be transferred to such stock plan service provider (or providers) as may be selected by the Company which is (or are) assisting in the implementation, administration and management of the Plan and awards granted thereunder. The Grantee understands that these recipients of Data may be located in the United States, or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee's local human resources representative. The Grantee hereby authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan and awards granted thereunder to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee's participation in the Plan.

The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee's local human resources representative. The Grantee understands, however, that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan and the Grantee’s continued eligibility for this Award or eligibility to be granted any other awards under the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.